Putnam Limited Duration Government Income Fund

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended November 30, 2007, Putnam Management
has assumed $159 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1(000s omitted)	Class A		8,977
				Class B        2,043
				Class C		  406

72DD2(000s omitted)	Class M		  244
				Class R		    15
				Class Y		6,405

73A1				Class A		0.19349
				Class B		0.17183
				Class C		0.15788

73A2				Class M		0.18627
				Class R		0.18163
				Class Y		0.20531

74U1	(000s omitted)	Class A		0
				Class B		0
				Class C		 0

74U2	(000s omitted)	Class M		0
				Class R		0
				Class Y		0

74V1		Class A				0
		Class B				0
		Class C				0

74V2		Class M				0
		Class R				0
		Class Y				0

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information about Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.